SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------

                                  SCHEDULE 13G*
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                               MRU Holdings, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    55348A102
                                 (CUSIP Number)

                                  May 18, 2006
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:

     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)




                              (Page 1 of 15 Pages)
---------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 55348A102                 13G                    Page 2 of 15 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                   SuNOVA Partners, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                              Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                             -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                              357,800
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                              -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                              357,800
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                              357,800
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                              2.5%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                              PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 55348A102                 13G                    Page 3 of 15 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                   SuNOVA Long-Term Opportunity Fund, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                              Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                              -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                              66,200

OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                              -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                              66,200
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                              66,200
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                              0.5%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                              PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 55348A102                 13G                    Page 4 of 15 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                  SuNOVA Holdings, LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                              Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                              -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                              424,000
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                              -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                              424,000
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                              424,000
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                              3.0%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                              00
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 55348A102                 13G                    Page 5 of 15 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                 SuNOVA Capital, LP
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                              Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                              -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                              676,000
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                              -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                              676,000
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                              676,000
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                              4.7%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                              PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 55348A102                 13G                    Page 6 of 15 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                              SuNOVA, LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                              Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                              -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                              676,000
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                              -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                              676,000
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
\           BY EACH REPORTING PERSON
                                              676,000
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                              4.7%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                              OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 55348A102                 13G                    Page 7 of 15 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                           Matthew Byrnes
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                              United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                              -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                              1,100,000
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                              -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                              1,100,000
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                              1,100,000
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                              7.6%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                              IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 55348A102                 13G                    Page 8 of 15 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                           Felice Gelman
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                              United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                              -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                              1,100,000
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                              -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                              1,100,000
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                              1,100,000
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                              7.6%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                              IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 55348A102                 13G                    Page 9 of 15 Pages

Item 1(a).     Name of Issuer:

     The name of the issuer is MRU Holdings, Inc. (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive offices are located at 1114 Avenue of the Americas, New York, 10036.

Item 2(a).     Name of Person Filing:

     This statement is filed by:

          (i) SuNOVA Partners, L.P., a Delaware limited partnership ("SuNOVA Partners"), with respect to shares of Common Stock (as defined in
               Item 2(d) below) directly owned by it;

         (ii) SuNOVA Long-Term Opportunity Fund, L.P., a Delaware limited partnership ("SuNOVA Long-Term"), with respect to shares of Common Stock directly owned by it;

        (iii) SuNOVA Holdings, LLC, a Delaware limited liability company (the "General Partner"), which serves as the general partner of SuNOVA Partners and SuNOVA Long-Term (together, the "Partnerships"), with respect to shares of Common Stock directly owned by the Partnerships;

         (iv) SuNOVA Capital, LP, a Delaware limited partnership (the "Investment Manager"), which serves as investment manager to and has investment discretion over the securities owned by SuNOVA Offshore Ltd., a Cayman Islands corporation ("SuNOVA Offshore"), with respect to shares of Common Stock directly owned by SuNOVA Offshore;

          (v) SuNOVA, LLC, a Delaware limited liability company ("SuNOVA"), which serves as the general partner of the Investment Manager, with respect to shares of Common Stock directly owned by SuNOVA Offshore;

         (vi) Mr. Matthew Byrnes, who serves as the co-managing member (together with Felice Gelman) of each of the General Partner and the general partner of the Investment Manager, with respect to shares of Common Stock directly owned by the Partnerships and SuNOVA Offshore; and

        (vii)  Ms. Felice Gelman, who serves as the co-managing member
               (together with Mr. Byrnes) of each of the General Partner and the general partner of the Investment Manager, with respect to shares of Common Stock directly owned by the Partnerships and SuNOVA Offshore.

CUSIP No. 55348A102                 13G                   Page 10 of 15 Pages

     The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the business office of each of the Reporting Persons is 780 Third Avenue, 5th Floor, New York, NY 10017.

Item 2(c).     Citizenship:

     Each of the Partnerships, the General Partner, the Investment Manager and SuNOVA is organized under the laws of the State of Delaware. Each of Mr. Byrnes and Ms. Gelman is a citizen of the United States of America.

Item 2(d).     Title of Class of Securities:

     Common Stock $.001 par value, ("Common Stock")

Item 2(e).     CUSIP Number:

     55348A102

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

          (a)  [ ]   Broker or dealer registered under Section 15 of the Act,

          (b)  [ ]   Bank as defined in Section 3(a)(6) of the Act,

          (c)  [ ]   Insurance Company as defined in Section 3(a)(19) of the
                     Act,

          (d)  [ ]   Investment Company registered under Section 8 of the
                     Investment Company Act of 1940,

          (e)  [ ]   Investment Adviser in accordance with
                     Rule 13d-1(b)(1)(ii)(E),

          (f)  [ ]   Employee Benefit Plan or Endowment Fund in accordance
                     with 13d-1(b)(1)(ii)(F),

          (g)  [ ]   Parent Holding Company or control person in accordance
                     with Rule 13d-1(b)(1)(ii)(G),

          (h)  [ ]   Savings Association as defined in Section 3(b) of the
                     Federal Deposit Insurance Act,

          (i)  [ ]   Church Plan that is excluded from the definition of an
                     investment company under Section 3(c)(14) of the Investment
                     Company Act of 1940,

CUSIP No. 55348A102                 13G                   Page 11 of 15 Pages

          (j)  [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to 13d-1(c), check this box:  [x]

Item 4.      Ownership.

     A.   SuNOVA Partners, L.P.
          (a)  Amount beneficially owned: 357,800
          (b) Percent of class: 2.5%. The percentages used herein and in the rest of this Schedule 13G are calculated based upon the 14,388,268 shares of Common Stock issued and outstanding as of March 31, 2006, as reflected in the Company's Form 10QSB dated March 31, 2006.
          (c)  Number of shares as to which such person has:
               (i)  Sole power to vote or direct the vote: -0-
              (ii)  Shared power to vote or direct the vote: 357,800
             (iii)  Sole power to dispose or direct the disposition: -0-
              (iv)  Shared power to dispose or direct the disposition: 357,800

     B.   SuNOVA Long-Term Opportunity Fund, L.P.
          (a)  Amount beneficially owned: 66,200
          (b)  Percent of class: 0.5%
          (c)  Number of shares as to which such person has:
               (i)  Sole power to vote or direct the vote: -0-
              (ii)  Shared power to vote or direct the vote: 66,200
             (iii)  Sole power to dispose or direct the disposition: -0-
              (iv)  Shared power to dispose or direct the disposition: 66,200

     C.   SuNOVA Holdings, LLC
          (a)  Amount beneficially owned: 424,000
          (b)  Percent of class: 3.0%
          (c)  Number of shares as to which such person has:
               (i)  Sole power to vote or direct the vote: -0-
              (ii)  Shared power to vote or direct the vote: 424,000
             (iii)  Sole power to dispose or direct the disposition: -0-
              (iv)  Shared power to dispose or direct the disposition: 424,000

     D.   SuNOVA Capital, LP
          (a)  Amount beneficially owned: 676,000
          (b)  Percent of class: 4.7%
          (c)  Number of shares as to which such person has:
               (i)  Sole power to vote or direct the vote: -0-
              (ii)  Shared power to vote or direct the vote: 676,000
             (iii)  Sole power to dispose or direct the disposition: -0-
              (iv)  Shared power to dispose or direct the disposition: 676,000

     E.   SuNOVA, LLC
          (a)  Amount beneficially owned: 676,000
          (b)  Percent of class: 4.7%
          (c)  Number of shares as to which such person has:
               (i)  Sole power to vote or direct the vote: -0-
              (ii)  Shared power to vote or direct the vote: 676,000
             (iii)  Sole power to dispose or direct the disposition: -0-
              (iv)  Shared power to dispose or direct the disposition: 676,000

CUSIP No. 55348A102                 13G                   Page 12 of 15 pages

     F.   Matthew Byrnes
          (a)  Amount beneficially owned: 1,100,000
          (b)  Percent of class: 7.6%
          (c)  Number of shares as to which such person has:
               (i)  Sole power to vote or direct the vote: -0-
              (ii)  Shared power to vote or direct the vote: 1,100,000
             (iii)  Sole power to dispose or direct the disposition: -0-
              (iv)  Shared power to dispose or direct the disposition: 1,100,000

     G.   Felice Gelman
          (a)  Amount beneficially owned: 1,100,000
          (b)  Percent of class: 7.6%
          (c)  Number of shares as to which such person has:
               (i)  Sole power to vote or direct the vote: -0-
              (ii)  Shared power to vote or direct the vote: 1,100,000
             (iii)  Sole power to dispose or direct the disposition: -0-
              (iv)  Shared power to dispose or direct the disposition: 1,100,000

The number of shares of Common Stock reported as beneficially owned by Mr. Byrnes and Ms. Gelman represent their indirect beneficial interest in 1,100,000 shares of Common Stock directly held, in the aggregate, by the Partnerships and SuNOVA Offshore, by virtue of Mr. Byrnes and Ms. Gelman serving as co-managing members of each of the General Partner and the general partner of the Investment Manager. The direct holdings of the Partnerships and SuNOVA Offshore represent, in the aggregate, approximately 7.6% of the issued and outstanding shares of Common Stock of the Company.

Item 5.      Ownership of Five Percent or Less of a Class.

     Not applicable.

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

     SuNOVA Offshore, a client of the Investment Manager, has the right to receive and the power to direct the receipt of dividends from, and proceeds from the sale of, the securities reported in this statement. SuNOVA Offshore, however, does not hold more than five percent of the class of securities reported herein.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.      Identification and Classification of Members of the Group.

     Not applicable.

Item 9.      Notice of Dissolution of Group.

     Not applicable.

CUSIP No. 55348A102                 13G                   Page 13 of 15 pages

Item 10.     Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 55348A102                 13G                   Page 14 of 15 Pages

6                                 SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

May 23, 2006

                              /s/ Matthew Byrnes
                              --------------------------------------
                              Matthew Byrnes, individually and as
                              co-managing member of
                                SuNOVA Holdings, LLC, on behalf of
                                itself and as the general partner of
                                  SuNOVA Partners, L.P. and
                                  SuNOVA Long-Term Opportunity Fund, L.P.,
                              and as the co-managing member of
                                SuNOVA, LLC, on behalf of itself and
                                as the general partner of
                                  SuNOVA Capital, LP


                              /s/ Felice Gelman
                              --------------------------------------
                              Felice Gelman, individually and as
                              co-managing member of
                                SuNOVA Holdings, LLC, on behalf of
                                itself and as the general partner of
                                  SuNOVA Partners, L.P. and
                                  SuNOVA Long-Term Opportunity Fund, L.P.,
                              and as the co-managing member of
                                SuNOVA, LLC, on behalf of itself and
                                as the general partner of
                                  SuNOVA Capital, LP

CUSIP No. 55348A102                13G                    Page 15 of 15 Pages

                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT
                            PURSUANT TO RULE 13d-1(k)


     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.


DATED:  May 23, 2006

                              /s/ Matthew Byrnes
                              --------------------------------------
                              Matthew Byrnes, individually and as
                              co-managing member of
                                SuNOVA Holdings, LLC, on behalf of
                                itself and as the general partner of
                                  SuNOVA Partners, L.P. and
                                  SuNOVA Long-Term Opportunity Fund, L.P.,
                              and as the co-managing member of
                                SuNOVA, LLC, on behalf of itself and
                                as the general partner of
                                  SuNOVA Capital, LP


                              /s/ Felice Gelman
                              --------------------------------------
                              Felice Gelman, individually and as
                              co-managing member of
                                SuNOVA Holdings, LLC, on behalf of
                                itself and as the general partner of
                                  SuNOVA Partners, L.P. and
                                  SuNOVA Long-Term Opportunity Fund, L.P.,
                              and as the co-managing member of
                                SuNOVA, LLC, on behalf of itself and
                                as the general partner of
                                  SuNOVA Capital, LP